                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]


Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          ASCEND COMMUNICATIONS, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
[ ]     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)   Title of each class of securities to which transaction applies:

             --------------------------------------------------------------
        2)   Aggregate number of securities to which transaction applies:

             --------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

             --------------------------------------------------------------

        4)   Proposed maximum aggregate value of transaction:

             --------------------------------------------------------------

        5)   Total fee paid:

             --------------------------------------------------------------
             Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:

             ---------------------------------------------------------------
        2)   Form, Schedule or Registration Statement No.:

             ---------------------------------------------------------------
        3)   Filing Party:

             ---------------------------------------------------------------

        4)   Date Filed:

             ---------------------------------------------------------------

                          ASCEND COMMUNICATIONS, INC.
                            1275 HARBOR BAY PARKWAY
                               ALAMEDA, CA 94502

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 1996


To the Stockholders of Ascend Communications, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Ascend Communications, Inc. (the "Company") will be held on Wednesday, July 31, 1996 at 2 p.m. at the Company's offices at 1275 Harbor Bay Parkway, Alameda, California, for the following purpose:

     To consider and vote upon a proposal to increase the maximum aggregate number of shares of the Company's Common Stock issuable under its 1989 Stock Option Plan by 20,000,000 shares from 30,000,000 shares to 50,000,000 shares;

     Stockholders of record at the close of business on June 24, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Ascend Communications, Inc.

                                    By Order of the Board of Directors


                                    ROBERT K. DAHL
                                    Secretary

Alameda, California
July 2, 1996

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS PROXY AND VOTE IN PERSON AT THE MEETING.

                          ASCEND COMMUNICATIONS, INC.
                            1275 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502

              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Ascend Communications, Inc., a Delaware corporation (the "Company"), for use at a Special Meeting of Stockholders to be held July 31, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting. The date of this Proxy Statement is July 2, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Voting Securities. Only stockholders of record as of the close of business on June 24, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 112,315,679 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company has retained Skinner & Co., a proxy solicitation firm, in connection with the Special Meeting of Stockholders at a cost of approximately $2,500, along with reasonable out-of-pocket expenses. In addition, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may also use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information, as of May 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) the individuals who served as the Chief Executive Officer of the Company in 1995, and the four other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1995 exceeded $100,000, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                                       Shares Owned(1)
                                                            ----------------------------------------
Name and Address of Beneficial Owners                       Number of Shares     Percentage of Class
- -------------------------------------                       ----------------     -------------------
DIRECTORS AND EXECUTIVE OFFICERS
Mory Ejabat.......................................          1,296,077(2)                    1.2%
Roger L. Evans....................................          1,408,279(3)                    1.3%
     c/o Greylock Capital Limited Partnership
     One Federal Street
     Boston, MA 02110
Robert K. Dahl....................................            736,528(4)                      *
C. Richard Kramlich...............................            166,626(5)                      *
     c/o New Enterprise Associates
     235 Montgomery Street, Suite 1025
     San Francisco, CA 94104
Betsy S. Atkins...................................            108,000(6)                      *
James P. Lally....................................            141,816(7)                      *
     c/o Kleiner Perkins Caufield & Buyers
     2750 Sand Hill Road
     Menlo Park, CA 94025
Curtis N. Sanford.................................            512,531(8)                      *
Jeanette Symons...................................            957,765(9)                      *
Michael Hendren...................................            535,217(10)                     *
Directors and executive officers as a group (13
 persons).........................................          6,707,983(11)                   6.0%

FORMER EXECUTIVE OFFICER
Robert Ryan.......................................          1,736,500(12)                   1.5%
5% STOCKHOLDER
Twentieth Century Companies, Inc..................          8,800,000(13)                   7.9%
     4500 Main Street
     P. O. Box 418210
     Kansas City, MO  64141-9210
Janus Capital Corporation.........................          5,639,000(14)                   5.1%
     100 Filmore Street, Suite 300
     Denver, Colorado 80206-4923


- -----------------
*    Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Ascend Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the individuals in the table may be contacted c/o Ascend Communications, Inc., 1275 Harbor Bay Parkway, Alameda, CA 94502.

(2) Mr. Ejabat is the President, Chief Executive Officer and a director of Ascend. Includes 1,159,957 shares which are subject to options exercisable within 60 days of March 31, 1996.

(3) Mr. Evans is a director of Ascend. Includes (i) 342,970 shares held as trustee of the Evans Family Trust, dated March 8, 1989, (ii) 957,309 shares held as trustee of Roger Evans and Jacqueline Evans Family Trust, dated March 8, 1989; and (iii) 108,000 shares which are subject to options exercisable within 60 days of March 31, 1996.

(4) Mr. Dahl is Vice President, Finance, Chief Financial Officer, Secretary and a director of Ascend. Includes 373,680 shares which are subject to options exercisable within 60 days of March 31, 1996.

(5) Mr. Kramlich is a director of Ascend. Includes 60,000 shares which are subject to options exercisable within 60 days of March 31, 1996.

(6) Ms. Atkins is a director of Ascend. Includes 60,000 shares which are subject to options exercisable within 60 days of March 31, 1996.

(7) Mr. Lally is a director of Ascend. Includes 108,000 shares which are subject to options exercisable within 60 days of March 31, 1996.

(8) Mr. Sanford is Senior Vice President and General Manager of International Operations of Ascend. Includes 306,687 shares which are subject to options exercisable within 60 days of March 31, 1996. Also includes 4,000 shares owned by Mr. Sanford's child.

(9) Ms. Symons is Vice President Engineering and Chief Technical Officer of Ascend. Includes 595,093 shares which are subject to options exercisable within 60 days of March 31, 1996.

(10) Mr. Hendren is Senior Vice President North America Sales of Ascend. Includes 535,217 shares which are subject to options exercisable within 60 days of March 31, 1996.

(11) Includes 4,151,746 shares which are subject to options exercisable within 60 days of March 31, 1996.

(12) Mr. Ryan resigned as Chief Executive Officer and a director of Ascend in June 1995. Includes 1,736,500 shares which are subject to options exercisable within 60 days of March 31, 1996. Does not include shares held by Mr. Ryan in street-name, if any.

(13) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1996 by Twentieth Century Companies, Inc., on its behalf and on behalf of: Investors Research Corporation, Twentieth Century Investors, Inc. and James E. Stowers, Jr. Investors Research Corporation, a registered investment advisor and a wholly-owned subsidiary of Twentieth Century Companies, Inc., manages, pursuant to management agreements, the investments of six registered investment companies, Twentieth Century Investors, Inc., Twentieth Century World Investors Inc., Twentieth Century Capital Portfolios, Inc., Twentieth Century Premium

     Reserves, Inc., TIC Portfolios, Inc., and Twentieth Century Strategic Asset Allocations, Inc. It also manages the assets of institutional investor accounts. The securities that are the subject of this report are owned by and held for such investment companies and separate institutional investor accounts.

(14) Based on a Schedule 13G filed jointly with the Securities and Exchange Commission on February 13, 1996 by Janus Capital Corporation and Thomas H. Bailey. Janus Capital Corporation furnishes investment advice to several investment companies and individual and institutional clients ("Managed Portfolios"). As a result of its role as investment advisor of the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of Ascend's Common Stock held by such Managed Portfolios. Mr. Bailey owns approximately 12.2% of Janus Capital and serves as President and Chairman of the Board of Janus Capital. As a result, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to Ascend's Common Stock held by the Managed Portfolios.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information concerning the compensation of the individuals who served as Chief Executive Officer of the Company in 1995 and the four other most highly compensated executive officers of the Company as of December 31, 1995 whose total salary and bonus for 1995 exceeded $100,000, for services in all capacities to the Company, during 1995, 1994 and 1993:

                         SUMMARY COMPENSATION TABLE/1/

                                                                                                    Long Term
                                                                                                   Compensation
                                                    Annual Compensation            Other              Awards
                                                                                  Non-Cash            Options
    Name and Principal Position              Year       Salary      Bonus       Compensation/2/       (Shares)
   ----------------------------              -----      ---------   --------    --------------       ---------
Mory Ejabat                                  1995       $233,103   $230,000       $ 4,740           1,023,840
President and Chief                          1994       $163,015   $ 81,505       $ 5,159             186,664
Executive Officer                            1993       $140,534   $ 53,156          --                 --

Curtis N. Sanford                            1995       $333,465         --       $ 4,860             251,680
Vice President International                 1994       $135,500   $ 67,675       $ 4,824             160,000
 Sales                                       1993       $118,590   $ 46,200           --                 --


Michael Hendren                              1995       $331,029         --           --              170,000
Vice President North America                 1994       $128,026         --           --              680,000
 Sales/3/

Robert K. Dahl                               1995       $201,803   $200,000       $19,290             401,680
Vice President Finance,                      1994       $135,000   $ 70,000       $26,130             866,664
Chief Financial Officer
and Secretary/4/

Jeanette Symons                              1995       $141,500   $141,500       $ 3,240             501,760
Vice President Engineering and               1994       $105,000   $ 21,000           --              106,664
Chief Technical Officer                      1993       $ 95,450         --           --                --

Robert Ryan                                  1995       $276,227   $220,000           --            1,194,880
Former Chief Executive Officer/5/            1994       $175,090   $ 87,544           --              266,664
                                             1993       $149,860   $ 57,093           --              333,328

- -----------------------------------

/1/ Total amount of personal benefits paid to each executive officer during the year was less than the lesser of (i) $50,000 or (ii) 10% of the officer's total reported salary and bonus.

/2/ Represents interest waived by the Company which had accrued on full-recourse notes from the executive officer during the fiscal year. See "Certain Relationships and Related Transactions."

/3/  Mr. Hendren commenced employment with the Company in May 1994.

/4/  Mr. Dahl commenced employment with the Company in January 1994.

/5/ Mr. Ryan resigned as Chief Executive Officer and a director of the Company in June 1995.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during 1995 to the persons named in the Summary Compensation Table:


                             OPTION GRANTS IN 1995

                                                                                  Potential Realizable
                                       % of Total                                    Value at Assumed
                                         Options                                   Annual Rates of Stock
                                        Granted to     Exercise                    Price Appreciation for
                         Options         Employees       Price                         Option Term/3/
                          Granted        in Fiscal        Per       Expiration    ------------------------
  Name                  (Shares)/1/         Year        Share/2/        Date         5%           10%
- --------                 ----------       ---------     --------     --------     ----------   -----------
Mory Ejabat                 733,840          6.54%      $ 5.81      01/11/05    $2,681,362    $ 6,795,097
                            300,000          2.71        33.00      12/15/05     6,226,057     15,778,050
Curtis N. Sanford           151,680          1.37         5.81      01/11/05       554,220      1,404,503
                            100,000          0.90        33.00      12/15/05     2,075,352      5,259,350
Michael Hendren             170,000          1.53        10.50       5/23/05     1,122,577      2,844,830
Robert K. Dahl              151,680          1.37         5.81      01/11/05       554,220      1,404,503
                            250,000          2.26        33.00      12/15/05     5,188,381     13,148,375
Jeanette Symons             101,760          0.92         5.81      01/11/05       372,819        942,261
                            400,000          3.61        11.13      06/12/05     2,799,839      7,095,341
Robert Ryan                 794,880          7.18         5.81      01/11/05     2,904,394      7,360,306
                            400,000          3.61        10.31      06/06/05     2,593,561      6,572,594

- ---------------------


/1/ All options granted in 1995 were granted under the Company's 1989 Stock Option Plan. Options generally vest, in the case of new employees, as to 1/4th of the subject shares on the first anniversary of the employee's hire date, and an additional 1/48th of the subject shares upon completion of each succeeding full month of continuous employment with the Company thereafter. Subsequent options granted to an employee typically vest as to 1/48th of the subject shares upon completion of each full month of continuous employment following the date of grant. The Board of Directors retains discretion to modify the terms, including the price, of outstanding options.

/2/ All options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors of the Company.

/3/ Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1995, and unexercised options held as of December 31, 1995, by the persons named in the Summary Compensation Table:


                       AGGREGATE OPTION EXERCISES IN 1995
                           AND YEAR-END OPTION VALUES

                                                                                   Value of Unexercised In-
                                                        Number of Unexercised         the-Money Options at
                                                       Options at 12/31/95/1/             12/31/95/2/
                                                     --------------------------     -------------------------
                           Shares
                        Acquired on     Value
   Name                  Exercise      Realized      Exercisable   Unexercisable   Exercisable   Unexercisable
- ----------              -----------    --------      -----------   -------------   -----------   -------------

Mory Ejabat                     0   $        0       1,159,957            0        $32,935,730         $0
Curtis N. Sanford          67,216    1,979,332         306,687            0          8,255,255          0
Michael Hendren           224,000    2,868,390         626,000            0         25,392,125          0
Robert K. Dahl             28,000      816,751         373,680            0          6,188,505          0
Jeanette Symons                 0            0         595,093            0         24,138,460          0
Robert Ryan                     0            0       1,794,880            0         72,804,820          0

- ---------------------------------

/1/ Options granted under the Company's 1989 Stock Option Plan are generally immediately exercisable subject to a repurchase right in favor of the Company which lapses as the option vests as described in Note 1 to the table entitled "Option Grants in 1995."

/2/ Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1995 (which was $40.56 per share, based on the closing sales price of the stock on the Nasdaq National Market).

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     In June 1995, the Company entered into an employment agreement with Robert Ryan, former Chief Executive Officer of the Company, pursuant to which Mr. Ryan would remain an employee of the Company until June 1997; the Company would continue to pay Mr. Ryan at his then-current salary until June 1996 and thereafter would pay Mr. Ryan $84,000 per year; Mr. Ryan would participate in the Company's 1995 bonus program for its executive officers; Mr. Ryan would continue to participate in the Company's benefit plans and Mr. Ryan would receive an option to purchase 400,000 shares of Common Stock. This option was granted to Mr. Ryan on June 6, 1995.

     Certain options granted under the Company's 1989 Stock Option Plan or under the Company's 1994 Directors Plan contain provisions pursuant to which the unvested portions of outstanding options become immediately exercisable and fully vested upon a merger of the Company in which the Company's stockholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of consummation of the merger, or assumed or substituted for by the successor corporation.

DIRECTOR COMPENSATION

     For each meeting of the Board of Directors which they attend, directors are reimbursed for reasonable travel expenses incurred. Pursuant to the Company's 1994 Outside Directors Stock Option Plan, all directors who are not employees of the Company are automatically granted non-qualified stock options to purchase the Company's Common Stock upon their initial appointment to the Board of Directors and then thereafter on an annual basis. The grant on initial appointment is for an option to purchase 192,000 shares and the annual grant is for an option to purchase 48,000 shares. Such options generally become vested and exercisable in equal annual installments over a four-year period beginning on the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except for the following transactions which were reported late: An initial statement of beneficial ownership in June 1995 by officer Jeanette Symons and in December 1995 by officer Arthur Hoffman; and a statement of changes in beneficial ownership for the sale of 40,000 shares in August 1995 and the sale of 100,000 shares during the period from September 1995 through November 1995 by Robert Ryan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994, the Company accepted full-recourse notes, bearing interest at 5.4% per annum, from certain executive officers and key employees in payment of the exercise price for options granted in January 1994. The Company waived an aggregate of $42,545 and $33,370 of interest which had accrued on these notes during 1994 and 1995, respectively. The Company received notes with principal amounts of $105,000, $487,500, $90,000 and $60,000 from Mr. Ejabat, Mr. Dahl,
Mr. Sanford and Ms. Symons, respectively.

     For a description of the compensation of officers of the Company, see "Executive Compensation and Other Matters."

     Except as described above, to date, the Company has made no loans to officers, directors, principal stockholders or other affiliates other than as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of the Company's independent and disinterested directors.

                  PROPOSAL TO AMEND THE 1989 STOCK OPTION PLAN

  The Board of Directors and the stockholders approved the adoption of the 1989 Stock Option Plan (the "Option Plan") in May 1989 and May 1990, respectively. Amendments to the Option Plan have been adopted by the Board and approved by the stockholders from time to time. Currently, the maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 30,000,000, of which 14,742,015 shares were outstanding and 5,891,495 shares remained available for future stock option grants as of March 31, 1996. The Board of Directors has amended the Option Plan, subject to stockholder approval, to increase by 20,000,000 to a total of 50,000,000 the maximum aggregate number of shares of the Common Stock of the Company that may be issued under the Option Plan, subject to adjustment for stock splits or other changes in the Company's capital structure.

  The Board of Directors believes that approval of the amendment to the Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the Option Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company. Consequently, the Company grants options to each employee and each employee is eligible for an additional annual grant, based on his or her performance. The Company has experienced substantial growth in 1995 with revenues growing from $39,343,000 in 1994 to $149,590,000 in 1995. This has required significant growth in the number of employees, which increased from 115 at December 31, 1994 to 420 at March 31, 1996, and resulted in options to purchase an aggregate of 11,071,780 shares being granted during 1995. The Company also believes that ensuring the availability of an adequate number of options will be important if the Company undertakes acquisitions that involve the retention of employees of the acquired business.

  In connection with its Annual Meeting of Stockholders in May 1996, the Company solicited stockholder approval to increase the number of shares reserved for issuance pursuant to the Option Plan by 50 million shares. This increase was intended to give the Company sufficient reserved shares under the Option Plan to make anticipated stock option issuances for the next two to three years. This proposal did not receive stockholder approval at the Annual Meeting, with approximately 41% of the voting stockholders approving the proposal and approximately 59% of the voting stockholders disapproving the proposal. Accordingly, the Company is hereby soliciting stockholder approval for a smaller increase in the number of shares reserved for issuance under the Option Plan. The Company estimates that if this share reserve increase is approved, the Company will have sufficient shares reserved for issuance under its Option Plan to make anticipated stock option issuances for the next year.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN AS AMENDED

  The following summary of the Option Plan as amended is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

  General. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant to employees and consultants of nonstatutory stock options. Currently, a maximum of 30,000,000 of the authorized but unissued shares or treasury shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Option Plan. The Board has amended the Option Plan, subject to stockholder approval, to increase the number of shares issuable thereunder from 30,000,000 to 50,000,000 shares. The Option Plan limits the number of shares for which options may be granted to any person within any fiscal year of the Company to 2,400,000, except that this limit is 4,000,000 during the first fiscal year of employment (the "Option Limit"). In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Option Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant. The Company intends that compensation related to options granted under the Option Plan qualifies for the "performance-based compensation" exemption under Section 162(m) of the Code. Section 162(m) generally limits the deductibility by the Company for federal income tax purposes of compensation paid to certain executive officers.

  Administration. The Option Plan is administered by the Board or a duly appointed committee of the Board. With respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board or the committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the term of each option, and all other terms and conditions of the options. The Board or committee will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the Option Plan or any option.

  Eligibility. All employees (including officers and directors who are also employees), consultants, advisors or other independent contractors of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. As of March 31, 1996, the Company had approximately 420 employees, including thirteen executive officers, and approximately 15 consultants, advisors and other independent contractors. Only employees may be granted incentive stock options. Consultants, advisors, and other independent contractors may only be granted nonstatutory stock options.

  Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of an option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The per share exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the term of any such option cannot exceed five years.

  Generally, options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Board or committee may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a recourse promissory note.

  Options granted under the Option Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

  Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. If a Transfer of Control occurs, the surviving, continuing successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") will either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation elects not to assume or substitute for outstanding options in connection with a merger described in clause (ii) above, the Company's Board will provide that any unexercisable and/or unvested portion of the outstanding options will be immediately exercisable and vested. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

  Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after May 17, 1999. The Board or committee may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

  As of March 31, 1996, the Company had outstanding options to purchase an aggregate of 14,742,015 shares at a weighted average exercise price of $15.79 per share. The exercise price of all options granted under the Option Plan has been at least equal to the fair market value per share of the Common Stock on the date of grant as determined in good faith by the Board of Directors. As of March 31, 1996, options to purchase 9,405,347 shares of Common Stock granted pursuant to the Option Plan had been exercised, and there were 5,891,495 shares of Common Stock available for future grants under the Option Plan. On June 24, 1996, the closing price of the Company's Common Stock, as reported by the Nasdaq National Market, was $56.875 per share.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

  Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Code. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option.

  For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods upon a sale of the shares, the

Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code.

  The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

  Nonstatutory Stock Options. Options not designated as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

  Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code, as described above.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE INCREASE IN THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK ISSUABLE UNDER ITS 1989 STOCK OPTION PLAN BY 20,000,000 SHARES FROM 30,000,000 SHARES TO 50,000,000 SHARES.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1996 Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 1275 Harbor Bay Parkway, Alameda, California, 94502, not later than December 27, 1996, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors



                                    ROBERT K. DAHL
                                    Secretary

July 2, 1996

                          ASCEND COMMUNICATIONS, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                      SOLICITED BY THE BOARD OF DIRECTORS



          The undersigned hereby appoints Mory Ejabat and Robert K. Dahl and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Ascend Communications, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Corporation to be held at offices of Ascend Communications, Inc. located at 1275 Harbor Bay Parkway, Alameda, California on Wednesday, July 31, 1996 at 2 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposal listed below and as more particularly described in the Corporation's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

          The undersigned hereby acknowledges receipt of: (1) Notice of Special Meeting of Stockholders of the Company and (2) accompanying Proxy Statement.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


     To approve an increase in the maximum aggregate number of shares of the Company's Common Stock issuable under its 1989 Stock Option Plan by 20,000,000 shares from 30,000,000 shares to 50,000,000 shares.

               [ ]  FOR       [ ]  AGAINST    [ ] ABSTAIN

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR THIS PROPOSAL.

[ ]  CHECK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.

[ ]  CHECK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

                                    Dated: _______________________________, 1996


                     Signature(s):______________________________________________

                                  ______________________________________________